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                                                                Exhibit 23-c-2





                        INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement on Form S-4 of New Rockwell International Corporation ("New Rockwell") with respect to shares of Common Stock, par value $1 per share, and Class A Common Stock, par value $1 per share, of New Rockwell (including the associated Preferred Share Purchase Rights) of our reports dated January 25, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Boeing Company for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Proxy Statement-Prospectus, which is part of the Registration Statement.





DELOITTE & TOUCHE LLP

Seattle, Washington
October 28, 1996